Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pomdoctor Limited on Form S-8 of our report dated March 31, 2025 relating to the financial statements of Pomdoctor Limited appearing in the Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Marcum Asia CPAs LLP

New York, New York

July 28, 2026